UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 13, 2017 (March 7, 2017)

Owl Rock Capital Corporation II

(Exact name of registrant as specified in its charter)

Maryland	814-01190	47-5416332
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

245 Park Avenue 41St Floor New York, New York		10167
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (212) 419-3000

Not Applicable

(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03. Amendments to Articles of Incorporation or Bylaws.

Articles of Amendment and Restatement

On March 7, 2017, the board of directors (the “Board”) of Owl Rock Capital Corporation II (the “Company”) adopted resolutions approving a third amendment and restatement of the Company’s articles of incorporation (as further amended and restated, the “Articles of Amendment and Restatement”) . In response to comments from certain state securities regulators:

•	The concept of “Covered Securities” and all provisions related thereto were removed from the Articles of Amendment and Restatement; and

•	The Articles of Amendment and Restatement provide that the Company may not incur the cost of that portion of liability insurance that insures the Adviser for any liability as to which the Adviser is prohibited from being indemnified.

On March 13, 2017, the Company’s shareholders adopted the Articles of Amendment and Restatement, which became effective immediately. The Articles of Amendment and Restatement were filed on March 13, 2017 with the Maryland Department of Assessments and Taxation.

Amended and Restated Bylaws

On March 7, 2017, the Board also adopted resolutions amending and restating the Company’s bylaws (as amended and restated, the “Amended and Restated Bylaws”). In response to comments from certain state securities regulators, the Amended and Restated Bylaws provide a timeline to schedule Shareholder Requested Meetings in compliance with the Omnibus Guidelines of the North American Securities Administrators Association.

The Amended and Restated Bylaws became effective immediately.

The foregoing descriptions of the Articles of Amendment and Restatement and the Amended and Restated Bylaws do not purport to be complete and are qualified in their entirety by reference to the full text of the Articles of Amendment and Restatement and the Amended and Restated Bylaws, which are attached hereto as Exhibits 3.1 and 3.2, respectively, and are incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

Exhibit 3.1	Articles of Amendment and Restatement

Exhibit 3.2	Amended and Restated Bylaws

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Owl Rock Capital Corporation II

By:	/s/ Alan Kirshenbaum
Name: Alan Kirshenbaum
Title: Chief Operating Officer and
Chief Financial Officer

March 13, 2017